Exhibit 4.1

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CERTIFICATE OF DESIGNATION OF SERIES A REDEEMABLE PREFERRED STOCK

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Willamette Valley Vineyards, Inc., an Oregon corporation (the “Corporation”), hereby certifies that pursuant to the authority vested in the Board of Directors of the Corporation by the provisions of its Articles of Incorporation, as amended, and by and pursuant to ORS 60.341, the Board of Directors adopted the following Resolution effective as of June 22, 2015:

RESOLVED, that pursuant to Article II of the Corporation’s Articles of Incorporation, as amended, the Board of Directors hereby designates a new series of preferred stock and the number of shares constituting such series and fixes the rights, powers, preferences, privileges and the qualifications, limitations and restrictions relating to such series as set forth in Attachment A.

I, being the duly authorized President and Chairperson of the Board of Directors of the Corporation, do hereby certify under penalty of perjury that the foregoing resolution amending the Willamette Valley Vineyards, Inc. Articles of Incorporation, as amended, is the act and deed of the Corporation and that the facts stated herein are true and, accordingly, have hereunto set my hand this 22nd day of June, 2015.

By:	/s/ James W. Bernau
James W. Bernau, President and Chairperson of the
Board of Directors
Willamette Valley Vineyards, Inc.

Attest:	/s/ Craig Smith
Craig Smith, Secretary

Certificate of Designation of Series A Redeemable Preferred Stock

ATTACHMENT A

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Certificate of Designation of the Preferences, Limitations, and Relative Rights of the
Series A Redeemable Preferred Stock of
Willamette Valley Vineyards, Inc.

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1.           Designation and Number. The designation of such preferred shares, no par value, is “Series A Redeemable Preferred Stock” (the “Series A Redeemable Preferred Stock”). The total number of authorized shares of Series A Redeemable Preferred Stock shall be 1,445,783.

2.           Dividends.  The Corporation shall not declare, pay or set aside any dividends on shares of Common Stock unless the holders of the Series A Redeemable Preferred Stock then issued and outstanding shall first receive, or simultaneously receive, a dividend on each issued and outstanding Series A Redeemable Preferred Stock in an amount at least equal to the Series A Preferred Return Dividend.  As used herein and with respect to each share of Series A Redeemable Preferred Stock, the “Series A Preferred Return Dividend” shall mean an annual cumulative cash dividend, whether or not declared by the Board, in an amount equal to 5.3% of the applicable Series A Original Issue Price (defined below) per annum.  The Series A Preferred Return Dividend with respect to a share of Series A Redeemable Preferred Stock shall commence on the first day of the calendar quarter following the issuance of such share, and shall accrue and be earned with respect to each share of Series A Redeemable Preferred Stock on a daily basis, on a 365/366 day year, as the case may be.  The “Series A Original Issue Price” shall mean USD $4.15 per share subject to appropriate adjustment in the event of any bonus issue, share dividend, share split, subdivision, consolidation, combination or other similar recapitalization with respect to the Series A Redeemable Preferred Stock.  No right shall accrue to the holders of shares of Series A Redeemable Preferred Stock by reason of the fact that dividends on said shares are not declared in any prior year, nor shall any undeclared or unpaid dividend bear or accrue any interest.

3.           Liquidation.

(a)           Payment of the Series A Preferred Preference.  In the event of any Liquidation Event (defined below), the holders of Series A Redeemable Preferred Stock then issued and outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its shareholders before any payment shall be made to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to the sum of (i) the Series A Original Issue Price, (ii) the Series A Preferred Return Dividend, and (iii) any other accrued and unpaid dividends (whether or not declared) thereon.  If the assets of the Corporation available for distribution among the holders of the Series A Redeemable Preferred Stock in accordance with this Section 3(a) shall be insufficient to permit the payment to such holders of their full aforesaid preferential amount, then the entire amount of assets of the Corporation available for such distribution shall be distributed ratably among the holders of the Series A Redeemable Preferred Stock in proportion to the aggregate preferential amount each holder would otherwise be entitled to receive.

Certificate of Designation of Series A Redeemable Preferred Stock

(b)           Payment to Holders of Common Stock.  In the event of any Liquidation Event, after the payment of all preferential amounts required to be paid to the holders of Series A Redeemable Preferred Stock pursuant to Section 3(a), the remaining assets of the Corporation available for distribution to its shareholders shall be distributed among the holders of shares of Common Stock, pro rata based on the number of shares held by each such holder.

(c)           Liquidation Event.  For purposes of this Section 3, “Liquidation Event” shall mean any reorganization or merger of the Corporation with or into any other corporation or corporations, in which the shareholders of the Corporation immediately prior to the transaction hold less than a majority of the voting stock immediately after the transaction, or any transaction or series of transactions resulting in the sale, transfer, lease or other disposition (but not including a transfer by pledge or mortgage to a bona fide lender) of all or substantially all of the assets of the Corporation (other than to a wholly-owned subsidiary) or any transaction or series of related transactions to which the Corporation is a party in which the shareholders of the Corporation immediately prior to the transaction hold less than a majority of the voting stock immediately after the transaction.

4.           Voting. The Series A Redeemable Preferred Stock shall be nonvoting in all matters other than those matters where voting is specifically required by the Oregon Business Corporation Act. As to all matters for which voting by class is specifically required by the Oregon Business Corporation Act, each outstanding share of Series A Redeemable Preferred Stock shall be entitled to one vote.

5.           Series A Redeemable Preferred Stock Protective Provisions.  So long as any shares of Series A Redeemable Preferred Stock are outstanding, the Corporation shall not, either directly or indirectly by amendment, amalgamation, merger, consolidation or otherwise, without the affirmative vote of the holders of at least a majority of the then issued and outstanding shares of Series A Redeemable Preferred Stock given in writing or by vote at a meeting, voting separately as a series pay any dividend or establish or maintain any sinking fund on any Common Stock or any class of preferred stock that is pari passu with or junior to the Series A Redeemable Preferred Stock.

6.           Conversion.  The Series A Redeemable Preferred Stock is not convertible into Common Stock.

7.           Redemption.

(a)           At any time after June 1, 2020, the Corporation shall have the option, but not the obligation, to redeem all, but not less than all, of the shares of Series A Redeemable Preferred Stock out of funds lawfully available therefor at a price per share equal to the applicable Series A Original Issue Price, plus all accrued but unpaid Series A Preferred Return Dividends thereon, plus an amount equal to three percent (3%) of the applicable Series A Original Issue Price (the “Redemption Price”), in one lump-sum payment due not more than sixty days after the written notice is delivered to holders of the Series A Redeemable Preferred Stock (the “Redemption Date”).  On the Redemption Date, the Corporation shall redeem all, but not less than all, of the outstanding shares of Series A Redeemable Preferred Stock owned by each holder.

Certificate of Designation of Series A Redeemable Preferred Stock

(b)           Redemption Notice.  Written notice of the redemption (the “Redemption Notice”) shall be sent to each holder of shares of Series A Redeemable Preferred Stock not less than thirty (30) days prior to the Redemption Date.  Each Redemption Notice shall state:

(i)           the number of shares of Series A Redeemable Preferred Stock held by the holder that the Corporation shall redeem on the Redemption Date specified in the Redemption Notice;

(ii)           the Redemption Date and the Redemption Price; and

(iii)           that the holder is to surrender to the Corporation, in the manner and at the place designated, his, her or its certificate or certificates representing the shares of Series A Redeemable Preferred Stock to be redeemed.

(c)           Surrender of Certificates; Payment.  On or before the Redemption Date, each holder of Series A Redeemable Preferred Stock shall surrender the certificate or certificates representing such shares (or, if such registered holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation, in the manner and at the place designated in the Redemption Notice, and thereupon the Redemption Price for such shares shall be payable to the order of the person whose name appears on such certificate or certificates as the owner thereof.

(d)           Rights Subsequent to Redemption.  If the Redemption Notice shall have been duly given, and if on the applicable Redemption Date the Redemption Price payable upon redemption of the Series A Redeemable Preferred Stock to be redeemed on such Redemption Date is paid or tendered for payment or deposited with an independent payment agent so as to be available therefor, then notwithstanding that the certificates evidencing any of the shares of Series A Redeemable Preferred Stock so called for redemption shall not have been surrendered, dividends with respect to such shares of Series A Redeemable Preferred Stock shall cease to accrue after such Redemption Date and all rights with respect to such shares of Series A Redeemable Preferred Stock shall forthwith after the Redemption Date terminate, except only the right of the holders to receive the Redemption Price without interest upon surrender of their certificate or certificates therefor.

(e)           Redeemed or Otherwise Acquired Shares.  Shares of Series A Redeemable Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.

8.           Amendment. This Certificate of Designation constitutes an agreement between the Corporation and the holders of the Series A Redeemable Preferred Stock and may be amended or any term hereof waived only by the affirmative vote of the Board of Directors of the Corporation and the holders of a majority of the outstanding shares of Series A Redeemable Preferred Stock.

Certificate of Designation of Series A Redeemable Preferred Stock